January 13, 2003



Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on January 13, 2003 to be filed by our former client, Auto-Graphics, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,



BDO Seidman, LLP